GulfMark to Present at the
Lehman Brothers’ 2008 High Yield Bond
and Syndicated Loan Conference

March 10, 2008 - Houston – GulfMark Offshore, Inc. (NYSE:GLF) announced today that Bruce A. Streeter, the Company’s President and CEO, and Edward A. Guthrie, the Company’s Executive V.P. – Finance and CFO will present at the Lehman Brothers’ 2008 High Yield Bond and Syndicated Loan Conference in Lake Buena Vista, Florida, on Thursday, March 13th at 10:50 am (EDT).

The presentation will be broadcast live as an audio webcast with user-controlled slides and will be available for replay for up to three months from the presentation date.  To access the audio presentation and view the slides please visit the Investor Relations section of GulfMark’s web site at www.gulfmark.com and click on the Lehman Brothers’ conference link the day of the presentation.  The slide presentation will be posted to the company’s web site the same day.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty-two (62) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact:	Russell K. Bay, Vice President – Investor Relations & Treasurer
E-mail: Rusty.Bay@GulfMark.com
Phone: (713) 963-9522

Edward A. Guthrie, Executive Vice President – Finance & CFO
E-mail: Ed.Guthrie@GulfMark.com
Phone: (713) 963-9522

Certain statements and answers to questions during the company’s presentation and projections shown on the company’s slide presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements made during the presentation or projections depicted on the company’s slide presentation should not be regarded as representations that the projected outcomes can or will be achieved.